Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Tabula Rasa HealthCare, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Fee Rate	Amount of registration fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	1,283,321	$6.67	$8,559,751.07	$92.70 per $1,000,000	$793.49
Total Offering Amounts					$8,559,751.07		$793.49
Total Fee Offsets							$0.00
Net Fee Due							$793.49

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of the registrant’s common stock, par value $0.0001 per share (“Common Stock”), which are issuable pursuant to the Tabula Rasa HealthCare, Inc. 2016 Omnibus Incentive Compensation Plan (the “Plan”).
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are calculated based upon the average of the high and low prices of the registrant’s Common Stock as reported on The Nasdaq Global Market on February 22, 2022.